Exhibit 99.1


                 Statement of John L. Bakane, Chairman & C.E.O.,
                         Second Quarter Conference Call
                                  July 30, 2003



Based upon recently reported earnings of companies in the softgoods trade and anecdotal reports by retailers, it is apparent that our industries have been engaged in an inventory correction cycle, which began, for us, in June. Now from the outset I want to point out that this is an unusual situation from a timing standpoint in that few jeans are sold during the summer months and it is unusual to see any back up of jeans during this time of year. We have seen a back up of seasonal non-jeans merchandise. Consequently, we believe our business is being impacted by broad inventory control measures at retail that may not be directly related to our business. What I want to do this morning is to begin our discussion with our take on this situation.

Based upon published inventory to sales data, anecdotal surveys, and our assessments of deflationary trends of wholesale prices, we believe that retailers are probably overstocked by mid-to-upper single digit percentages across the board. This was caused primarily by sales of 1%-2% below plan for most retailers in 2003, and the uncertainty surrounding the war and expected recovery in consumer spending. While sales are not off greatly, the inventory positions are probably a bit understated on a real or unit basis because of deflation and on longer commitment pipelines on imports.

At the wholesale level and mill level, we believe inventories are 15%-20% higher than desired as a result of weakness at retail, and about a 16% growth rate in imported goods, and the burden of inventory correction falling on U.S. suppliers who sell on open terms versus letters of credit for most imports. In addition, some suppliers, including mills, have built inventories to enhance short run operating results. But the largest impact on wholesale and mill inventories is retailers pushing back on fall goods until they clear up summer merchandise.

I have taken pains to explain the difficulties presently affecting volume because volume is the most important ingredient to manufacturers in our industry, and it provides the background for understanding Cone's recent results.

In addition, I have pointed out that retailer caution and distraction by non-jeans inventories have created a difficult market to read because there very well could be a time when retailers scramble to satisfy consumer demand for fall goods once their near-term summer inventories are cleared away.



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At Cone, our operating earnings were down by roughly $5 1/2 million from year ago levels:

o Denim was off a little over $3 million with 1/3 of the change resulting from volume variances in manufacturing (we operated at roughly 90% of capacity); 1/3 coming from loss of margin on lower sales volume, and about 1/3 coming from pricing pressures to entice more volume into our plants.

     While we got caught in the inventory crossfire our folks have done a lot of things right. Our quality, efficiency, and cost control have exceeded plan. We believe we have gained market share in this hemisphere. Despite this inventory cycle, we are encouraged by the secular trends that we are seeing at retail of retailers to upgrade their products. In recent quarters Cone has gained the reputation of being the leader in product development in this hemisphere. Our new product introductions in stretch and our new Vagabond nine-ounce denim are big hits for next season. The back to school season is about ten days old and we believe retailers have a strong offering of denim jeans and that their next move will be to react to the business. On the positive side, retailers have strong advertising budgets for denim jeans and great promotions going on. Fashion magazines are predicting that the six-month, war inspired summer fling with cargo pants is over and that denim jeans are the fall fashion statement. We are also seeing that the bloom is off the rose for Orient sourcing because of customer service issues. We have heard from several sources that China is in turmoil on deliveries. Our next checkpoint is mid September/October to determine back to school sell through. Our inventories are roughly two million yards higher than plan but they are clean of closeouts and off quality. We expect to reduce these inventories as the year progresses.

     Meanwhile last week we celebrated our tenth anniversary in Mexico. The Parras Cone plant has been a huge success and will be debt free in a few quarters.

o At Carlisle our earnings were off by roughly $1 1/4 million from last year. Volume variances alone cost us $2 million as we operated at roughly 60% of capacity. The folks at Carlisle did an outstanding job of operating at a marginal loss given such tough business conditions and such a decline in volume. Our quality, efficiency and cost control also exceeded plan at Carlisle. Carlisle has entered two markets this year to expand volume: the military camouflage business and the high-end short lot printing business of 300-500 yard lot sizes. For the past few days I have been with Carlisle customers and while present conditions were described as tough, there has been growing talk of returning fashion interest in prints. For the long-run we are encouraged about the prospects for Carlisle for several reasons:


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1.)  Carlisle is the  premiere  commission  finisher  in the U.S.  with the best quality, product development and systems infrastructure,

2.) Carlisle has a diversified product base which sustains the plant if any single market runs into problems,

3.) Carlisle has reduced its breakeven costs to the point where filling the remainder of the plant today at breakeven prices would yield a $2 million per quarter profit.

o Cone Jacquard results were roughly $1 million below last year's levels. Cone Jacquards operated at approximately 75% of capacity and as a result, we lost money.

     For the past few quarters, this operation has been in a turnaround mode with new management and a return to a higher fashion, small lot, quick turn business model. We believe the volume big box jacquard business model is dying and we began last year to reposition our business. We have implemented 10 of 13 initiatives of our turnaround plan. We talk about the need for volume but we are only talking about only 50-75,000 yards per week to return Cone Jacquards to solid profitability. Our focus during the past six months has been on sales, marketing and design departments overhaul. At the July furniture fabric market, which was only a few weeks ago, we introduced our first new line developed by our new team. We received 2 1/2 times the sample order requests of the previous year and we are encouraged that we will return to profitability in the coming months. In May, we operated at a positive cash flow; in June, the deterioration in the marketplace caused us to operate at a negative cash flow. I know that there is a great deal of fatigue associated with textile turnarounds; but, I caution you to be unemotional because textile assets without a viable business model sell for pennies per pound, and we believe we have a viable business model for Cone Jacquards.

Before I hand the program over to Gary Smith our C.F.O., I want to spend a couple of minutes on my soap box to talk about the macroeconomy based upon what we are seeing and hearing in the marketplace.

1.) While we expect our business to improve once pipeline inventories are cleaned-up and retailers take in fall seasonal merchandise, we don't yet see the strong rebound in consumer spending being talked about by economists.

2.) Government fiscal and monetary policies in the short-term are reallocating demand into consumer capital goods including housing and transportation at the expense of non-durables such as clothing.

3.)  Government  policies  are  proving  ineffective  in  stimulating   business
     investment and job growth for two reasons:

     - There is too much worldwide capacity which has been sustained by loose monetary and fiscal policy

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     -    and, free-trade with controlled economies, such as China, has caused a flight of manufacturing and support jobs overseas with foreigners using controlled exchange rates to soak up the massive U.S. dollar stimulus

4.)  U.S. workers have gotten a raw deal on trade policy:

     o We estimate that as much as 10% of the U.S. jeans market is satisfied by illegal imports;

     o While the administration has promised import surge protection; a few months ago Vietnam was given amazing access to the U.S. marketplace and U.S. denim jeans imports are now up 1,000% year-to- date. A perplexing situation since we know of no major denim mills in Vietnam. We suspect these are transshipments from China.

We at Cone don't believe the government is the U.S. economy's salvation. Instead, we believe it's going to take a lot of consolidation, rationalization and sweat for the U.S. economy in general and the textile industry in particular to work out from under this global economic mess!


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               Statement of Gary L. Smith, Chief Financial Officer
                         Second Quarter Conference Call
                                  July 30, 2003



Today we announced second quarter 2003 results of a loss $500,000 or 6(cent) per share excluding special items. Sales were off 23.4% as compared with the second quarter of 2002 as all three of our businesses encountered tough market conditions and operated at or below capacity. Even though we predicted a difficult 2nd quarter back in April, second quarter results were below our expectations primarily due to a deeper decline in denim sales than anticipated, as retailers aggressively managed their inventory positions. In addition, retailers are being extremely cautious in placing orders for the critical fall and holiday seasons. Retailers are making the bet that there will be goods available if they need to chase units.

Including the charge of $4.1 million for the Equity Appreciation Rights that was agreed to as part of the 2nd quarter extension of senior lending agreements to March 2004 and the $800,000 asset impairment charge, Cone reported a net loss of $3.6 million or $.18 per share after preferred dividends as compared with net income of $1.8 million or $.03 per share in the 1st quarter of 2003 and $3.1 million or $.08 per share in the 2nd quarter of 2002 after preferred dividends.

Operating earnings were $1.8 million, or $2.6 million after excluding the asset impairment charge, for the 2nd quarter of 2003 as compared with $5.1 million for the 1st quarter of 2003 and $7.8 million for the 2nd quarter of 2002. Gross profit was 10.8% of sales in the 2nd quarter of 2003 as compared with 13.7% in the 2nd quarter of 2002. The decrease in operating earnings and gross profits was primarily attributable to reduced sales volume in all business segments and operating inefficiencies at the jacquards operation due to weak volume and the need to aggressively invest in future products.

Operating income before depreciation, amortization and asset impairment charges, as calculated in the attachments to the press release, was $9.3 million for the second quarter of 2003 as compared with $15.2 million for the second quarter of 2002. For the first half of 2003 operating income before depreciation, amortization and asset impairment charges was $21.8 million as compared with $28.2 million for the first half of 2002.

Cash flow from operating activities was a negative of $3.7 million for the first six months of 2003 primarily reflecting lower operating earnings, a $12 million increase in inventories and the payment of the Equity Appreciation Rights as part of the credit extension.


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Sales of the denim segment declined by 22.4% in the 2nd quarter of 2003 as compared with 2nd quarter 2002. Segment operating income declined to $5.5 million, as compared with $8.7 million in the 2nd quarter of 2002. While pricing was essentially flat, approximately a 1% decline, and cotton costs were slightly favorable as compared to the prior year the reduction in sales volume was the predominant factor contributing to the decline in denim operating earnings. Because of the slowdown in denim sales, denim finished goods inventories have increased approximately $12 million from a historic low at year-end as denim sales never reached our expectations for the quarter. However, from an aging perspective, unlike some of our competitors who are now dumping goods on the market at distressed prices, our inventories remain very fresh as we have been diligent in closing out goods when they are no longer active styles. We began to curtail operating schedules in late May and have been increasingly vigilant during July to reduce finished goods inventory levels. These actions had a negative impact on 2nd quarter results and will have a more pronounced effect on 3rd quarter results.

Even in the face of difficult denim market conditions, Parras Cone reported another strong performance in the 2nd quarter. We are making progress in upgrading the product mix from pure basics to include a blend of better-basic products. As mentioned in the press release, Parras Cone continues to reduce its long-term debt at a rapid pace. By February 2004, even in the face of a depressed market outlook for the 2nd half 2002, we expect Parras Cone to be debt-free. Given these facts the joint venture partners plan to expand the facility in 2004 off of its own internally generated cash flow if financing on acceptable terms is not available sooner.

Carlisle reported a segment net loss of $0.2 million for the 2nd quarter of 2003 as compared with operating income of $1.1 million in the 2nd quarter of 2002. Sales volume was 36% lower in the current quarter as compared with the prior year. Improved operating efficiencies and continued cost controls limited the losses. Our customers have indicated to us that their customer traffic continues to be off approximately 20%.

Cone Jacquards, which comprises the decorative fabrics segment reported a segment net loss of $1.1 million as compared with a prior year 2nd quarter loss of $200,000. The decline in sales is primarily attributable to 32.3% reduction in sales volume that is the result of weak market conditions in furniture and bedding as well as a lack of product. 2nd quarter results were impacted negatively by our need to invest in the new product line to support the turnaround. We would expect to begin seeing an uptick in sales beginning in the third quarter as compared with the first half of 2003 and the second half of 2002.


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Capital spending for the first half of 2003 was $2.5 million. For the year, based upon present business conditions, we would expect to limit our 2003 capital spending to $5-$6 million.

In regards to outlook for the balance of 2003, as John has commented, we simply don't have the visibility to give estimates. However, given the difficult business environment we expect second half results to be below second quarter results primarily as a result of:

     1. Uncertainty in the U.S. economy as evidenced by the drop in July consumer confidence and continued high levels of unemployment.

     2. Continued sluggish sales as retailers remain conservative in placing orders for holiday and spring seasons.

     3. Rising cotton costs in the second half of 2003 as compared with first half of 2003 and second half of 2002.

     4. The need to curtail plant operating schedules to manage finished goods inventory levels

     5. Actions of competitors to dump goods on the market at variable cost to operate facilities and reduce inventories.

In May we extended the maturities of the Revolving Credit Facility and Senior Note to March 2004. The extension provides for an increase in interest rates on a portion of the bank debt and monthly amortizations beginning in July. As a part of the extension agreements, we reached resolutions on the Equity Appreciation Rights, which were granted in November 2001. The rights were settled by a cash payment of $2.1 million, the issuance of $1.8 million in new senior notes and the issuance of 169,000 common shares. We recognized a $4.1 million charge, or 10(cent) per share, in our second quarter results for the settlement of these rights.

While we are unable to comment on the Burlington situation we can say that Wilbur Ross remains supportive of Cone's denim expansion strategy and has affirmed his continuing support of a successful balance sheet recapitalization.

As of July 30, 2003, our liquidity under the Revolving Credit facility is in excess of $10 million as compared to the facility commitment. Availability under the Accounts Receivable Facility is determined on a daily basis driven by sales and the collection of receivables.